Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
412-434-3046
silvey@ppg.com

PPG Investor Contact:
Scott Minder
Investor Relations
412-434-3466
sminder@ppg.com

PPG fully funds its share of Pittsburgh Corning Asbestos Trust
Funding will have no impact on PPG’s stated cash-deployment targets

PITTSBURGH, June 10, 2016 - PPG (NYSE:PPG) today announced that the company has fully funded its portion of the Pittsburgh Corning Asbestos Trust that was established by the U.S. Bankruptcy Court for the Western District of Pennsylvania in May 2016.
PPG fulfilled initial funding requirements June 9, based on agreed-upon terms of the trust settlement. The obligations include cash funding of approximately $500 million (pretax) and the transfer of about 2.78 million shares of PPG common stock, which were hedged at approximately $22 per share (incremental cash payment of about $60 million). These shares were already included in the company’s outstanding diluted share count. Lastly, PPG relinquished any claim to its equity interest in Pittsburgh Corning and conveyed to the Trust its ownership interest in Pittsburgh Corning’s European subsidiary.
In addition to the initial funding obligation, the company exercised an option to prepay all future cash obligations, totaling a net of approximately $250 million (pretax), including a 5.5 percent prepayment discount.
All payments were applied against a previously established PPG reserve for the total asbestos-trust obligation. The company utilized cash on hand for the payments, and this funding will have no impact on PPG’s previously stated cash-deployment targets.
These actions complete PPG’s funding obligations to the Pittsburgh Corning Asbestos Trust, and PPG has no ongoing responsibility for the Trust’s operation or management.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 130 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.3 billion in 2015. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

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Forward-Looking Statements
Statements in this news release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. The forward-looking statements contained herein include statements relating to PPG Industries’ future asbestos liabilities and cash deployment targets. Actual events may differ materially from current expectations and are subject to a number of risks and uncertainties, including the risks and uncertainties discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q and its current reports on Form 8-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of their initial issuance, and PPG Industries does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.